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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                 VALLEY BANCORP
                                (Name of Issuer)

                          $0.73 PAR VALUE COMMON STOCK
                         (Title of Class of Securities)

                                   91929R 10 7
                                 (CUSIP Number)

                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/02)
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---------------------                                          -----------------
CUSIP No. 91929R 10 7                  13G                     Page 2 of 5 Pages
---------------------                                          -----------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     JAMES A. MCKELLAR, SR.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     US CITIZEN
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER
                    169,974*
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING         169,974*
   PERSON      -----------------------------------------------------------------
    WITH       8    SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     169,974*
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
     *Excludes 4,000 shares exercisable within 60 days of December 31, 2005
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.01% (*6.15% including 4,000 shares exercisable within 60 days of December 31, 2005)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN
--------------------------------------------------------------------------------
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---------------------                                          -----------------
CUSIP No. 91929R 10 7                  13G                     Page 3 of 5 Pages
---------------------                                          -----------------


Item 1(a): NAME OF ISSUER

           VALLEY BANCORP

Item 1(b): ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           1300 So. Jones Blvd., Las Vegas, Nevada 89146

Item 2(a): NAME OF PERSON FILING

           James A. McKellar, Sr.

Item 2(b): ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

           3340 South Topaz, Suite 240, Las Vegas, Nevada 89121

Item 2(c): CITIZENSHIP

           US Citizen

Item 2(d): TITLE OF CLASS OF SECURITIES

           $0.73 Par Value Common Stock

Item 2(e): CUSIP NUMBER: 91929R 10 7

Item 3: If this statement is not filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is filing is a:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ]  An investment adviser in accordance with
                    Section 240.13d-1(b)(1)(ii)(E).

           (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b).

           (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).

           (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

           (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

---------------------                                          -----------------
CUSIP No. 91929R 10 7                  13G                     Page 4 of 5 Pages
---------------------                                          -----------------


Item 4:    OWNERSHIP

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
           Item 1.

           (a) Amount Beneficially Owned:

               169,974*

           (b) Percent of Class

               6.01%*

               (*6.15% including 4,000 shares exercisable within 60 days of December 31, 2005)

           (c) Number of Shares as to Which Such Person Has:

               (i)  Sole power to vote or direct the vote:

                    169,974*

               (ii) Shared power to vote or direct the vote:

                    0

               (iii) Sole power to dispose or to direct the disposition of:

                    169,974*

               (iv) Shared power to dispose or to direct the disposition of:

                    0

*    Excludes 4,000 shares exercisable within 60 days of December 31, 2005

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

Item 5:    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

           Instruction: Dissolution of a group requires a response to this item.

Item 6:    OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

           Not Applicable

---------------------                                          -----------------
CUSIP No. 91929R 10 7                  13G                     Page 5 of 5 Pages
---------------------                                          -----------------


Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

           If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary. Not Applicable

Item 8:    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           If a group has filed this schedule pursuant to Section 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Section 240.13d-1(c) or Section 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

           Not Applicable

Item 9:    NOTICE OF DISSOLUTION OF GROUP

           Notice dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See
           Item 5.

           Not Applicable

Item 10:   CERTIFICATION

           (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b): Not Applicable

           (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c): Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        2/2/06
                                        Date


                                        /s/ James A. McKellar, Sr.
                                        ----------------------------------------
                                        Signature

                                        James A. McKellar, Sr.
                                        Name/Title